Exhibit 99.1

Revlon Announces Successful Completion of Amendment to 2011 Bank Term Loan Agreement

NEW YORK--(BUSINESS WIRE)--February 21, 2013--Revlon, Inc. (NYSE: REV) today announced that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC"), successfully consummated an amendment (the "Amendment") to its Third Amended and Restated Term Loan Agreement, dated as of May 19, 2011 (as amended, the "2011 Term Loan Agreement" or the “2011 Term Loan Facility”), among RCPC, as borrower, a syndicate of lenders and Citicorp USA, Inc. (“CUSA”), as administrative agent and collateral agent.

Pursuant to the Amendment, RCPC reduced the total aggregate principal amount outstanding under the 2011 Term Loan Facility from $788 million to $675 million, using proceeds from RCPC’s recent consummation of its issuance of $500 million in aggregate principal amount of 5.75% Senior Notes due 2021, together with cash on hand. The Amendment also reduced the interest rates applicable to the 2011 Term Loan Facility such that Eurodollar Loans bear interest at the Eurodollar Rate plus 3.00% per annum, with the Eurodollar Rate not to be less than 1.00% (compared to 3.50% and 1.25%, respectively, prior to the Amendment), while Alternate Base Rate loans bear interest at the Alternate Base Rate plus 2.00%, with the Alternate Base Rate not to be less than 2.00% (compared to 2.50% and 2.25%, respectively, prior to the Amendment) (and as each such term is defined in the 2011 Term Loan Agreement).

Pursuant to the Amendment, RCPC, under certain circumstances, also has the right to request the 2011 Term Loan Facility be increased by up to the greater of (x) $300 million and (y) an amount such that RCPC’s First Lien Secured Leverage Ratio (as defined in the 2011 Term Loan Agreement) does not exceed 3.50:1.00 (compared to $300 million prior to the Amendment), provided that the lenders are not committed to provide any such increase.

RCPC’s existing asset-based, multi-currency revolving credit facility remains unchanged.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, SinfulColors® color cosmetics, Pure Ice™ color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

CONTACT:
Investor Relations & Media:
Revlon, Inc.
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations